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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the 21st day of January, 2003 (the "Effective Date"), by and between William Stempel ("Employee") and Geron Corporation (the "Company").

WHEREAS, the Company desires to continue to employ Employee to provide personal services to the Company, and wishes to provide Employee with certain compensation and benefits in return for Employee's services; and

WHEREAS, Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 "BOARD" means the Board of Directors of the Company.

1.2 "CAUSE" means any of the following:

         (a) Employee's continued failure to satisfactorily perform Employee's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness);

         (b) any willful act or omission by Employee constituting dishonesty, fraud or other malfeasance against the Company;

         (c) Employee's conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

         (d) Employee's debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform Employee's duties to the Company; or

         (e) Employee's breach of any of the material policies of the Company.

1.3 "COMPANY" means Geron Corporation or its successors in interest.

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1.4 "COMPARABLE EMPLOYMENT" means employment on terms which provide (a) the same or greater rate of base pay or salary as in effect immediately prior to Employee's termination, (b) the same, equivalent or higher job title and level of responsibility as Employee had prior to Employee's termination, (c) equivalent or higher bonus opportunity as the bonus opportunity for the year preceding the year in which the termination occurs, and d) a principal work location that is both (i) no more than forty-five (45) miles from Employee's principal work location immediately prior to Employee's termination and (ii) no more than thirty (30) miles farther from Employee's principal weekday residence than was Employee's principal work location immediately prior to the termination.

1.5 "COVERED TERMINATION" means (i) an Involuntary Termination Without Cause that occurs at any time, or (ii) a voluntary termination for Good Reason that occurs within twenty-four (24) months after the effective date of this Agreement.

1.6 "GOOD REASON" means that any of the following are undertaken without Employee's express written consent:

         (a) any material diminution or adverse change in Employee's position, status, or circumstances of employment, provided that the assignment or reassignment of additional or different duties to Employee shall not constitute Good Reason;

         (b) a reduction of Employee's annual base salary except to the extent the annual base salaries of all other Employees of the Company are similarly reduced;

         (c) the taking of any action by the Company that would materially adversely affect Employee's participation in, or reduce Employee's benefits under, the Company's benefit plans (including equity benefits) except to the extent the benefits of all other Employees of the Company are similarly reduced;

         (d) a relocation of Employee's principal office to a location more than forty-five (45) miles from the location at which Employee was performing Employee's duties immediately before the relocation or more than thirty (30) miles farther from Employee's principal weekday residence than was Employee's principal work location immediately before the relocation, except for required travel by Employee on the Company's business;

         (e) any material breach by the Company of any provision of this Agreement; or

         (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

1.7 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Employee's dismissal or discharge other than

         (i)      for Cause, or

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         (ii)     after an involuntary or voluntary filing of a petition under chapter 7 or 11 of 11 USC Section 101 et. seq., an assignment for the benefit of creditors, a liquidation of the company's assets in formal proceeding or otherwise or any other event of insolvency by the Company, without the offer of Comparable Employment by the Company or a successor, acquirer, or affiliate of the Company. The termination of Employee's employment as a result of Employee's death or disability will not be deemed to be for Cause.

                                   ARTICLE II
                            EMPLOYMENT BY THE COMPANY

2.1 POSITION AND DUTIES. Subject to the terms set forth herein, the Company agrees to continue to employ Employee in the position of Vice President, General Counsel and Secretary and Employee hereby accepts such continued employment. Employee will report to Tom Okarma (the "Supervisor"). Employee shall serve in an employee capacity and shall perform such duties as are assigned to Employee by the Supervisor and, except as otherwise instructed by the Supervisor, such other duties as are customarily associated with the position of Vice President, General Counsel and Secretary. During the term of Employee's employment with the Company, Employee will devote Employee's best efforts and substantially all of Employee's business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2 EMPLOYMENT AT WILL. Both the Company and Employee shall have the right to terminate Employee's employment with the Company at any time, with or without Cause, and without prior notice. If Employee's employment with the Company is terminated, Employee will be eligible to receive severance benefits to the extent provided in this Agreement.

2.3 EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                                   ARTICLE III
                                  COMPENSATION

3.1 BASE SALARY. Employee shall receive for services to be rendered hereunder an annual base salary of $230,000, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board.

3.2 BONUS. Employee shall be eligible for a discretionary bonus, in an amount to be determined solely by the Company, in its discretion.

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3.3 RETENTION INCENTIVE. If Employee is continuously employed at the Company through and including January 3, 2004, Employee shall receive a one-time additional incentive payment (the "Retention Payment") equal to ten percent (10%) of the base salary specified in Section 3.1 above, payable in cash, in Company stock, or in a combination of the two, at the sole discretion of the Board, on or before January 5, 2004.

3.4 STANDARD COMPANY BENEFITS. Employee shall be entitled to all rights and benefits for which Employee is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its Employee employees generally.

                                   ARTICLE IV
                         SEVERANCE BENEFITS AND RELEASE

4.1 SEVERANCE BENEFITS. If Employee's employment terminates due to a Covered Termination after the date of execution of this Agreement, Employee shall receive:

         (i) any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such Covered Termination;

         (ii) if such Covered Termination occurs on or before January 5, 2004, 100% of the Retention Payment specified in Section 3.3 above;

         (iii) within thirty (30) days following the date on which the Release described in Section 4.3 below becomes effective in accordance with its terms, a lump sum payment equal to One Hundred Ten percent (110%) of Employee's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

Notwithstanding the foregoing, the amounts payable under this Article IV shall be reduced by the amount of severance or other cash compensation, if any, payable under the Company's Change of Control Severance Plan. All of the amounts payable under this Agreement shall be subject to applicable tax withholding.

In addition, Employee and Employee's covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Employee as in effect immediately prior to the Covered Termination for the one (l)-year period following the Covered Termination, and be entitled to maintain coverage for Employee and Employee's eligible dependents at Employee's own expense for the balance of the period that Employee is entitled to coverage under COBRA.

4.2 PARACHUTE PAYMENTS. If any payment or benefit Employee would receive in connection with a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue

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Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee's stock awards unless Employee elects in writing a different order for cancellation.

The Company for general audit purposes shall engage a nationally recognized public accounting firm to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which Employee's right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

4.3 RELEASE. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under Section 4.1 (except pursuant to the first sentence thereof) and Section 4.2 on account of the occurrence of such Covered Termination, Employee shall execute a Release (the "Release") in substantially the form of Exhibit A (as such form may be modified to take into account changes in the law). Such Release shall specifically relate to all of Employee's rights and claims in existence at the time of such execution and shall confirm Employee's obligations under the Company's standard form of proprietary information agreement. It is understood that Employee has a certain period to consider whether to execute such Release, and Employee may revoke such Release within seven (7) business days after execution. In the event Employee does not execute such Release within the applicable period, or if Employee revokes such Release within the subsequent seven (7) business day period, none of the aforesaid benefits shall be payable under this Agreement and this Agreement shall be null and void.

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4.4 MITIGATION. Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer or by any retirement benefits received by Employee after the date of the Covered Termination, or otherwise.

                                    ARTICLE V
                       PROPRIETARY INFORMATION OBLIGATIONS

5.1 AGREEMENT. Employee agrees to abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2 REMEDIES. Employee's duties under the Proprietary Information and Inventions Agreement shall survive termination of Employee's employment with the Company and the termination of this Agreement. Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Employee therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

                                   ARTICLE VI
                               OUTSIDE ACTIVITIES

6.1 NO OTHER EMPLOYMENT. Except with the prior written consent of the Board, Employee shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee's duties hereunder.

6.2 NO CONFLICTING BUSINESS INTERESTS. During the term of Employee's employment by the Company, except on behalf of the Company, Employee shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Employee to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, securities of any competitor corporation, so long as Employee's direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

                                   ARTICLE VII
                                 NONINTERFERENCE

While employed by the Company, and for one (1) year immediately following the date on which Employee terminates employment or otherwise ceases providing services to the Company,

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Employee agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee's employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Employee's duties under this
Article VII shall survive termination of Employee's employment with the Company and the termination of this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee's address as listed on the Company payroll.

8.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 COMPLETE AGREEMENT. This Agreement and its Exhibit A and Exhibit B constitute the entire agreement between Employee and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter (except for the Company's 1992 Stock Option Plan, 2002 Equity Incentive Plan, and Change of Control Severance Plan). They are entered into without reliance on any promise or representation other than those expressly contained herein or therein, and they cannot be modified or amended except in a writing signed by an officer of the Company.

8.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee's

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duties hereunder and Employee may not assign any of Employee's rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

8.8 ARBITRATION. In the event of any contractual, statutory or tort dispute or claim relating to or arising out of Employee's employment relationship with the Company (including but not limited to any claims of wrongful termination or age, sex, race, or other discrimination, but not including workers' compensation claims), Employee and the Company agree that all such disputes will be finally resolved by binding arbitration conducted by a single neutral arbitrator associated with the American Arbitration Association in Menlo Park, California. Employee and the Company hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. However, the Company agrees that this arbitration provision will not apply to any claim, by either Employee or the Company, for injunctive relief. The administrative costs of any arbitration proceeding between Employee and the Company and the fees and costs of the arbitrator shall be borne by the Company.

8.9 ATTORNEYS' FEES. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys' fees and costs incurred in connection with such action.

8.10 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GERON CORPORATION

By:      /s/ Thomas B. Okarma
   -----------------------------------------
   Thomas B. Okarma, M.D., Ph.D.
   President and Chief Executive Officer

Date: January 21, 2003

Accepted and agreed this 21st day of February, 2003,

   /s/ William Stempel
---------------------------------
William Stempel

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